Exhibit 99.1

Contact:	Michael Stick, General Counsel Xerium Technologies, Inc. 508-532-1726 ir@xerium.com

Media:	Mary T. Conway Conway Communications 617-244-9682 mtconway@att.net

XERIUM TECHNOLOGIES REPORTS THIRD QUARTER 2006 RESULTS

Company Announces Sixth Consecutive Quarterly Dividend

YOUNGSVILLE, NC, November 13, 2006 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the third quarter ended September 30, 2006. Highlights for the quarter include:

•	Net sales for the third quarter of 2006 were $145.5 million, a 3.9% increase from $140.1 million for the third quarter of 2005. Excluding currency effects described below, third quarter 2006 net sales increased from those of the third quarter of 2005 by 1.2%.

•	Net income was $5.7 million, or $0.13 per diluted share, in the third quarter of 2006, compared to a net loss of $8.0 million, or $0.18 per diluted share, for the third quarter of 2005. Shares used in computing diluted EPS were 43.9 million for the third quarter of 2006 compared to 43.7 million for the third quarter of 2005.

•	Net cash generated by operating activities was $22.6 million for the third quarter of 2006, compared to $19.9 million in the same quarter last year.

•	Adjusted EBITDA (as defined in the Company’s credit facility) was $32.2 million for the third quarter of 2006, compared to $35.7 million for the third quarter of 2005.

•	Cash on hand at September 30, 2006 was $36.7 million, compared to $32.5 million at June 30, 2006, $60.0 million at December 31, 2005 and $59.9 million at September 30, 2005.

•	On November 2, 2006, the Company made a voluntary debt repayment of $23.0 million.

•	Separately, the Company announced today that its Board of Directors had declared a dividend of $0.225 per share of common stock payable on December 15, 2006 to shareholders of record as of the close of business on December 5, 2006.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “Earnings for the third quarter this year were affected by several factors, including significant investments in areas across our businesses. During this quarter the majority of our planned 2006 restructuring activities were completed. We have now moved beyond restructuring efforts and started to focus on initiatives designed to further differentiate Xerium in the marketplace. These programs, which will continue into 2007 and from which we do not expect a substantial return during the balance of 2006, are primarily focused on advanced product and process design and business development. Xerium has always had a strong focus on generating cost reductions to offset inflation and we plan to continue this discipline.

“Top line growth during the third quarter this year, compared to the prior year, was modest. We made good progress in our rolls business and our clothing business remained stable during the traditionally slow summer holidays in Europe. Overall pricing declined slightly, with marginal increases recorded in our clothing segment more than offset by decreases in roll covers. Customers continue to support our overall value proposition because they recognize that Xerium’s technologies and technical support can enable them to increase efficiencies and reduce costs in the papermaking process. Based upon third-party sources, we believe that Xerium’s clothing market share over the first nine months of this year has not changed compared to the same period last year, with increases in North America and Asia offset by declines in Europe. We also continue to maintain good control over inflationary pressures. The impact of inflation on Xerium’s total cost structure during the quarter was an increase of approximately 2.4% compared to the prior year quarter. Gross margins have remained stable compared to the same quarter last year at approximately 40.4%. We continue to focus on managing material costs and have recently signed a multi-year contract with a provider of clothing raw materials that we expect will deliver benefits of up to $3 million per year once the transition of volume to the vendor is completed by the end of 2007.”

He added, “Our cash position has improved by more than 12% in the past quarter. We have determined that the capital spending requirements for 2006 will not exceed $32 million in total, and made a voluntary debt repayment of $23.0 million on November 2, 2006 to further reduce our long-term debt.

“We took other steps in the third quarter that strategically improve our global position, including purchasing our Japanese distributor. In addition, we sold our UK equipment business. Overall, we remain optimistic about the long-term prospects for Xerium.”

Mr. Gutierrez concluded, “During the fourth quarter we will be evaluating the creation of a dividend reinvestment plan, or DRIP, that would allow shareholders to elect to reinvest all or a portion of their dividends in shares of our common stock rather than cash. Some of our largest shareholders have indicated interest in participating in such a plan, and we think that a DRIP has merit in that to the extent we issue new shares in respect of dividends it could effectively reduce the cash required to pay dividends. We expect to come to a decision on this initiative during the fourth quarter of this year.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•	Capital expenditures for the third quarter of 2006 were $6.8 million, compared to $5.9 million for the third quarter of 2005. Approximately $3.1 million of capital expenditures in this year’s third quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $3.7 million used to sustain the Company’s existing operations and facilities.

•	The Company’s previously implemented cost reduction programs, including plant closures designed to rationalize production among facilities and headcount reductions, were largely completed in 2005. The Company had net restructuring expenses of $1.3 million during the third quarter of 2006 in connection with the reorganization of its European management structure. The Company does not expect to incur significant restructuring expenses during the remainder of 2006. In total, the Company’s cost reduction efforts eliminated approximately $0.6 million in cash costs that would have otherwise been incurred during the third quarter of 2006, compared to the Company’s cost structure in the third quarter of 2005.

•	The Company had a foreign exchange gain in the third quarter of 2006 of $0.3 million compared to a loss of $0.6 million in the third quarter of 2005. Foreign exchange gains and losses are the result of intercompany activity during 2006 and 2005.

•	The Company incurred tax rates of 46% in the third quarter of 2006 and 34% for the first nine months of 2006. The third quarter rate excludes the tax benefit of a $1.0 million U.S. tax refund recorded in the third quarter of 2006. The nine-month rate excludes the tax benefit of $1.0 million realized in June 2006 due to a reversal of a previously established valuation allowance in the United Kingdom and the $1.0 million U.S. tax refund noted above. The Company expects the full year 2006 effective tax rate to be approximately the same as the rate in the first nine months of the year, assuming similar earnings patterns between taxing jurisdictions, and before considering the effect of the reversal of the valuation allowance in the United Kingdom and the U.S. tax refund referred to above. The Company has accumulated a significant (in excess of $100 million) net operating loss carry-forward for tax purposes in the United States, against which it has a full valuation allowance. Based upon expected levels and patterns of earnings in the United States in 2006 and future years, the Company is evaluating what portion of the U.S. valuation allowance should be released during the fourth quarter of this year and over the next three to five years, which would favorably affect net income.

The following table presents net sales for the third quarters of 2006 and 2005 by segment and the effect of currency on pricing and translation on third quarter 2006 net sales:

	Net Sales Three Months Ended Sept. 30,		Increase in Net Sales from Q3 2005 to Q3 2006	Increase in Q3 2006 Net Sales due to Currency Translation*	Percent increase (decrease) in Net Sales from Q3 2005 to Q3 2006		**Decrease in Q3 2006 Net Sales Due to Currency Effects on Pricing	Percent increase (decrease) in Net Sales from Q3 2005 to Q3 2006 Excluding Effect of Currency on Pricing and Translation
	2006	2005			Total	Excluding currency translation effect
Clothing	$93.2	$92.9	$0.3	$3.2	0.3%	(3.1)%	$(0.8)	(2.3)%
Roll Covers	52.3	47.2	5.1	1.3	10.8%	8.1%	—	8.1%

Total	$145.5	$140.1	$5.4	$4.5	3.9%	0.6%	$(0.8)	1.2%

* Increase in third quarter 2006 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the third quarter of 2005 from (ii) net sales for the third quarter of 2005 at the applicable average foreign currency exchange rate for the third quarter of 2006.

** Change in the third quarter 2006 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

•	Clothing segment sales during the third quarter of 2006 increased 0.3% to $93.2 million from $92.9 million in the comparable period last year. Excluding the currency effects described above, in the third quarter of 2006 clothing segment sales would have decreased 2.3% as compared with the third quarter of 2005. Segment sales in the third quarter of 2006 include $1.0 million in dewatering equipment sales, compared to $1.3 million in the prior year quarter. Xerium sold this business in August 2006. As noted, Xerium believes that it has gained sufficient market share in other regions to offset lost market share in Europe in recent months.

•	Pricing increased marginally compared with third quarter 2005 levels and remained consistent with second quarter 2006 levels.

•	Consistent with the Company’s expectations, operating inefficiencies experienced at the Starkville plant declined by 40% to approximately $0.6 million in the third quarter of 2006, from $1.0 million in the second quarter of 2006 and $1.4 million in the first quarter of 2006. These operating inefficiencies are expected to be eliminated over the remainder of 2006.

•	In November 2006, the Company signed an agreement with a supplier of raw material to its clothing operations. As a result, the Company expects to generate annualized cost savings of up to $3 million per year, once the transition of volume to the vendor is completed by the end of 2007.

•	Clothing segment earnings for the third quarter of 2006 of $22.7 million decreased by 7.3% compared to the prior year quarter of $24.5 million. Key drivers of this decline include additional costs associated with business development activities, loss of sales volume in Europe, and foreign exchange effect on pricing in Brazil.

Roll Covers Segment Commentary

•	Roll covers segment sales during the third quarter of 2006 increased 10.8% to $52.3 million from $47.2 million in the comparable period last year, due to improved market conditions and the acquisition in the first quarter of 2006 of Coldwater Covers, Inc. Excluding the currency effects described above, in the third quarter of 2006 roll covers segment sales would have increased 8.1% from the third quarter of 2005.

•	Pricing declined across all regions compared with third quarter 2005 levels and remained consistent with second quarter 2006 levels. Xerium remains hopeful about the implementation of selected price increases in the remainder of the year.

•	Roll covers segment earnings for the third quarter 2006 of $13.0 million increased by 3.2% compared to the prior year quarter of $12.6 million.

NINE MONTHS RESULTS

•	Net sales for the first nine months of 2006 were $446.9 million, a 2.1% increase from $437.8 million for the first nine months of 2005. The total impact of currency fluctuations on net sales for the first nine months of 2006, as compared to the first nine months of 2005, was a decrease of $1.9 million, including a gain of $2.3 million from currency translation and a loss of $4.2 million from the effect of currency on pricing. Excluding these currency effects, first nine months 2006 net sales increased from those of the first nine months of 2005 by 2.5%.

•	Net income was $26.4 million, or $0.60 per diluted share, for the first nine months of 2006, compared to a net loss of $12.1 million, or $0.33 per diluted share, for the same period of 2005. Shares used in computing diluted EPS were 43.9 million for the 2006 period, compared to 37.3 million for the 2005 period. IPO-related Costs that affected the net loss in the 2005 period were $29.6 million on a pre-tax basis.

•	Net cash generated by operating activities was $44.6 million for the first nine months of 2006, compared to $26.5 million in the same period last year. Net cash provided by operating activities for the first nine months of 2005 reflects IPO-related costs of $20.7 million.

•	Adjusted EBITDA (as defined in the Company’s credit facility) was $109.6 million for the first nine months of 2006, compared to $115.9 million for the first nine months of 2005.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results this morning, Monday, November 13, 2006, beginning at 8 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-800-237-9752, using passcode 64490647, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-847-8706, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 36 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for period ended December 31, 2005 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

— Financial Tables Follow —

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$145,546	$140,058	$446,880	$437,835
Costs and expenses:
Cost of products sold	86,681	83,452	261,175	256,346
Selling	19,220	17,055	56,959	52,287
General and administrative	17,486	15,941	51,156	69,719
Restructuring	1,274	1,077	1,672	11,585
Research and development	2,526	2,305	7,451	7,379

	127,187	119,830	378,413	397,316

Income from operations	18,359	20,228	68,467	40,519
Interest expense	(10,505)	(11,085)	(32,055)	(40,345)
Interest income	432	633	1,440	1,096
Foreign exchange gain (loss)	328	(609)	(1,004)	4,439
Loss on early extinguishment of debt	—	—	—	(4,886)

Income before provision for income taxes	8,614	9,167	36,848	823
Provision for income taxes	2,927	17,206	10,490	12,943

Net income (loss)	$5,687	$(8,039)	$26,358	$(12,120)

Net income (loss) per share:
Basic	$0.13	$(0.18)	$0.60	$(0.33)

Diluted	$0.13	$(0.18)	$0.60	$(0.33)

Shares used in computing net income (loss) per share:
Basic	43,799,662	43,725,093	43,758,144	37,252,881

Diluted	43,930,908	43,725,093	43,875,961	37,252,881

Cash dividends per common share:	$0.225	$0.105	$0.675	$0.105

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows—(Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Operating activities
Net income (loss)	$26,358	$(12,120)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	1,946	16,666
Depreciation	30,601	30,880
Amortization of intangibles	3,311	3,128
Deferred financing cost amortization	2,477	1,781
Unrealized foreign exchange (gain) loss on revaluation of debt	1,535	(5,772)
Deferred taxes	4,384	(910)
Deferred interest	—	813
Asset impairment	—	175
Loss on early extinguishment of debt	—	4,886
(Gain) loss on disposition of property and equipment	(22)	(493)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	813	6,761
Inventories	(6,660)	4,313
Prepaid expenses	(368)	(3,340)
Other current assets	(939)	—
Accounts payable and accrued expenses	(15,531)	(22,131)
Deferred and other long term liabilities	(3,276)	1,858

Net cash provided by operating activities	44,629	26,495

Investing activities
Capital expenditures, gross	(24,378)	(21,466)
Proceeds from disposals of property and equipment	256	6,462
Proceeds from dispositions of businesses	1,666	—
Payment for acquisition of Coldwater Covers, Inc., net of cash acquired	(6,950)	—
Payment for acquisition of PMA Shoji Co. Ltd.	(749)	—
Other	(4)	(50)

Net cash used in investing activities	(30,159)	(15,054)

Financing activities
Net increase in borrowings (maturities of 90 days or less)	2,370	354
Proceeds from borrowings (maturities longer than 90 days)	155	650,000
Principal payments on debt	(12,043)	(747,354)
Issuance of common stock	—	160,791
Redemption of common stock	—	(4,551)
Cash dividends on common stock	(29,548)	(4,591)
Costs related to public offering and refinancing	—	(35,650)
Other	(1,204)	(1,153)

Net cash provided by (used in) financing activities	(40,270)	17,846

Effect of exchange rate changes on cash flows	2,492	6,629

Net increase (decrease) in cash	(23,308)	35,916
Cash and cash equivalents at beginning of period	59,976	24,002

Cash and cash equivalents at end of period	$36,668	$59,918

Supplemental schedule of noncash investing activities (1) (2):

(1)	Acquisition of Coldwater Covers, Inc.

On February 2, 2006 the Company acquired all of the capital stock of privately-held Coldwater Covers, Inc. (“Coldwater”) and a related manufacturing facility for a total purchase price of $6,999, subject to certain adjustments, and assumed liabilities as follows:

Fair value of assets acquired	$7,058
Cash paid for capital stock and manufacturing facility	(6,999)

Liabilities assumed	$59

(2)	Acquisition of PMA Shoji Co. Ltd.

On August 31, 2006 the Company acquired certain assets, and assumed certain related liabilities, of PMA Shoji Co. Ltd. (“PMA”) for a total purchase price of $1,742, subject to certain adjustments, and assumed liabilities as follows:

Fair value of assets acquired	$3,961
Cash to be paid for assets acquired	(1,742)

Liabilities assumed	$2,219

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$36,668	$59,976
Accounts receivable (net of allowance for doubtful accounts of $3,742 at September 30, 2006 and $2,277 at December 31, 2005)	106,710	101,623
Inventories	108,766	96,713
Prepaid expenses	6,214	5,507
Other current assets	17,936	14,387

Total current assets	276,294	278,206
Property and equipment, net	372,774	362,118
Goodwill	311,955	298,495
Intangible assets and deferred financing costs, net	37,948	38,356
Other assets	6,645	6,741

Total assets	$1,005,616	$983,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$12,266	$9,523
Accounts payable	34,767	37,940
Accrued expenses	50,144	54,825
Current maturities of long-term debt	6,745	8,582

Total current liabilities	103,922	110,870
Long-term debt, net of current maturities	639,586	631,027
Deferred taxes	39,708	37,369
Pension, other postretirement and postemployment obligations	98,454	95,304
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares outstanding as of September 30, 2006 and December 31, 2005	—	—
Common stock, $.01 par value, 150,000,000 shares authorized; 43,799,662 shares and 43,725,093 shares outstanding as of September 30, 2006 and December 31, 2005, respectively	438	437
Paid-in capital	200,965	199,285
Accumulated deficit	(67,866)	(64,567)
Accumulated other comprehensive loss	(9,591)	(25,809)

Total stockholders’ equity	123,946	109,346

Total liabilities and stockholders’ equity	$1,005,616	$983,916

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income before interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is defined in the credit facility of Xerium Technologies and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or related impairment expenses (not to exceed $11 million in 2005, $4 million in 2006, $3.5 million in 2007 and $1.5 million in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,
(in thousands)	2006	2005
Net cash provided by operating activities	$22,580	$19,852
Interest expense, net	10,073	10,452
Net change in operating assets and liabilities	(5,255)	(15,959)
Income tax provision	2,927	17,206
Stock-based compensation	(389)	(689)
Deferred financing cost amortization	(777)	(1,095)
Deferred taxes	756	1,042
Gain on disposition of property and equipment	69	336
Unrealized foreign exchange gain (loss) on indebtedness, net	322	(253)

EBITDA	30,306	30,892
Unrealized foreign exchange (gain) loss on indebtedness, net	(322)	253
Restructuring expenses	1,274	—
Non-cash compensation and related expenses	389	689
Expenses related to reorganization of Brazilian subsidiaries	—	1,371
Non-recurring expenses resulting from cost reduction programs (B)	561	2,514

Adjusted EBITDA	$32,208	$35,719

	Nine Months Ended September 30,
(in thousands)	2006	2005
Net cash provided by operating activities	$44,629	$26,495
Interest expense, net	30,615	39,249
Net change in operating assets and liabilities	25,961	12,539
Income tax provision	10,490	12,943
Stock-based compensation	(1,946)	(16,666)
Deferred financing cost amortization	(2,477)	(1,781)
Deferred taxes	(4,384)	910
Deferred interest	—	(813)
Asset impairment	—	(175)
Loss on early extinguishment of debt	—	(4,886)
Gain on disposition of property and equipment	22	493
Unrealized foreign exchange gain (loss) on indebtedness, net	(1,535)	5,772

EBITDA	101,375	74,080
Loss on early extinguishment of debt	—	4,886
Expenses related to debt or equity financing	—	7,820
Unrealized foreign exchange (gain) loss on indebtedness, net	1,535	(5,772)
Restructuring expenses (A)	1,672	11,000
Non-cash compensation and related expenses	1,946	16,666
Expenses related to reorganization of Brazilian subsidiaries	—	1,371
Non-recurring expenses resulting from cost reduction programs (B)	3,035	5,817

Adjusted EBITDA	$109,563	$115,868

(A) Restructuring expenses, plus related reserves for inventory of $696 in connection with plant closings which are classified in cost of products sold, that can be added back to determine Adjusted EBITDA were capped at $11,000 for 2005.

(B) In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three and nine month periods ended September 30, 2006 and September 30, 2005. These expenses and charges include certain operating costs incurred in connection with the transition of production operations from a closed facility to another facility and are described in the following tables:

(in thousands)	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Environmental charges in connection with facility closure pursuant to cost reduction programs	$—	$850
Certain operating costs incurred in connection with the transition of production operations from a closed facility to another facility	561	1,664

Total	$561	$2,514

(in thousands)	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Environmental charges in connection with facility closure pursuant to cost reduction programs	$—	$850
Certain operating costs incurred in connection with the transition of production operations from a closed facility to another facility	3,035	4,967

Total	$3,035	$5,817